Casino Players, Inc.
                        2400 E. Commercial Blvd. # 618
                           Ft. Lauderdale FL. 33308
                               Tel: 954-771-0650



                                                February 20, 2007


Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Attn: 1933 Act Filing Desk


Re:   Acceleration Request
      Casino Players, Inc. - Registration Statement on Form SB-2
      File No. 333-138251

Ladies and Gentlemen:

      Casino Players, Inc., as the registrant of the above-captioned registration statement, hereby respectfully requests that the registration statement be permitted to become effective at 10:00 a.m., Washington, D.C. time, on February 23, 2007, or as soon thereafter as is practicable. Please advise our corporate counsel, J. Bennett Grocock at (407) 992-1101, of any questions.

                                                Very truly yours,


                                                /s/ William G. Forhan
                                                William G. Forhan
                                                Chief Executive Officer


cc:   Ms. Sara Kalin (SEC)
      Via Fax (202-772-9202)